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Exhibit 99.1

Gold Fields Limited
Registration number: 1968/004880/06
ISIN: ZAE000018123    JSE Code: GFI
("Gold Fields" or the "company")

ANNOUNCEMENT BY HARMONY GOLD MINING COMPANY LIMITED OF ITS INTENTION TO MAKE AN OFFER FOR GOLD FIELDS AND FURTHER CAUTIONARY ANNOUNCEMENT

Shareholders of Gold Fields ("shareholders") are referred to the announcement published earlier this morning by Harmony Gold Mining Company Limited ("Harmony") in which it announced the terms of a proposed merger between the two companies and pursuant to which it will make an offer for the entire issued share capital of Gold Fields, subject to the fulfilment of certain conditions precedent (the "Proposed Offer").

Shareholders are advised that the Board of Directors of Gold Fields has appointed Goldman Sachs International and JPMorgan as independent financial advisors to advise it as to how the Proposed Offer affects all holders of Gold Fields securities, including specifically, minority holders of securities. The Board of Directors will consider such advice and form its own view and recommendation regarding the Proposed Offer and will make the substance of such advice known to shareholders in due course in a form and manner required by the Securities Regulation Panel.

Until such time as such advice is made known and until further information regarding the Proposed Offer becomes available, shareholders are advised to continue to exercise caution when dealing in securities of the company.

Johannesburg
18 October 2004

Joint Financial Advisors to Gold Fields	Sponsor to Gold Fields
Goldman Sachs International	JPMorgan
JPMorgan
Corporate law advisors and consultants to Gold Fields
Edward Nathan & Friedland (Pty) Limited
Corporate Law Advisors and Consultants (Registration number 1999/026464/21)

In the United States, Gold Fields will file a Solicitation/Recommendation Statement with the US Securities and Exchange Commission (the "SEC") on Schedule 14D-9 following commencement of a tender offer within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934 and holders of the Ordinary Shares and American Depositary Shares are advised to read it when it becomes available as it will contain important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields will be available free of charge on the SEC's website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including any Form F-4 (which shall include a preliminary prospectus) and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC's website.

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  Exhibit 99.1